Exhibit 99.1

PLATINUM RESEARCH ORGANIZATION, INC. Suite 421 - 1917 West 4th Avenue, Vancouver BC, V6J 1M7
Symbol: PLRO	STOCKHOLDERS APPROVE CONTRIBUTION AGREEMENT AT SPECIAL MEETING; SHAREHOLDERS VOTE IN FAVOR OF ALL PROPOSALS; UPDATE ON CLOSING OF CONTIBUTION AGREEMENT	April 13, 2007

Vancouver, BC - April 13, 2007 - Platinum Research Organization, Inc (the "Company") (OTCBB: PLRO) today announced it received approval from its stockholders for completing the proposed Contribution Agreement transaction with Platinum Research Organization, L.P. et al. at the Special Meeting held April 12, 2007. The approval is an important step towards completion of the transaction which is expected to occur within the next week.

At the meeting the stockholders also approved the reincorporation merger of the Company with its wholly owned subsidiary in order to redomicile the Company from Nevada into Delaware and to update the corporate Charter documents of the Company. The Company has taken immediate steps to complete the reincorporation merger which will become effective at of today's date, April 13, 2007. The trading symbol and CUSIP number of the Company will not change because of the reincorporation merger.

The stockholders also voted to elect six directors on close of the Contribution Agreement - Messrs. Thomas G. Plaskett, Cork Jaeger, Allan McArtor, Arnold Burns, Ben du Pont, and Mike McMillan. Furthermore, shareholders adopted an incentive equity plan.

"We look forward to quickly completing the Contribution Agreement and enhancing stockholder value by the resultant change of business this entails." said Ms. Cecelia Pineda, President and C.E.O. of the Company.

PLATINUM RESEARCH ORGANIZATION, INC.

/s/ Cecelia Pineda

Per:
      Cecelia Pineda, President & C.E.O.

For further information please contact:

Cecelia Pineda, President
Telephone: 604-689-4088

Forward-Looking Statements

Certain statements made in this document are forward-looking. Such statements are indicated by words such as "expect," "should," "anticipate", "may" and similar words indicating uncertainty in facts and figures. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. Actual results could differ materially from those  projected in the forward-looking statements as a result of a variety of factors.